Exhibit 5.1

February 13, 2019

Taronis Technologies, Inc.

11885 44th Street North

Clearwater, Florida 33762

Ladies and Gentlemen:

We have acted as special counsel to Taronis Technologies, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 11,920,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and warrants (the “Warrants”) to purchase up to 8,940,000 shares of Common Stock (the “Warrant Shares” and, collectively with the Shares and the Warrants, the “Securities”) pursuant to that certain Underwriting Agreement, dated as of February 8, 2019, by and between the Company and Maxim Group LLC, as the sole underwriter (the “Underwriting Agreement”). The Securities are registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-207928), which was filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2015 (such registration statement, as amended to the date hereof, is herein referred to as the “Original Registration Statement”).

We have reviewed:

(i)	the Underwriting Agreement;

(ii)	the Warrants;

(iii)	the Original Registration Statement;

(iv)	the Company’s related registration statement on Form S-3 (File No. 333-229560, filed pursuant to Rule 462(b) under the Act (the “Rule 462(b) Registration Statement” and, together with the Original Registration Statement, the “Registration Statements”);

(v)	the preliminary prospectus, consisting of the prospectus, dated July 15, 2016, as supplemented by a preliminary prospectus supplement, dated February 7, 2019, relating to the offering of the Securities (the “Preliminary Prospectus”);

(vi)	the prospectus, consisting of the prospectus, dated July 15, 2016, as supplemented by a prospectus supplement, dated February 8, 2019, relating to the offering of the Securities, filed with the Commission on February 11, 2019, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and

(vii)	such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued and sold by the Company pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of full payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	Subject to the qualifications set forth below, when the Warrants have been duly executed and delivered in accordance with the terms of the Underwriting Agreement and have been duly issued and sold as contemplated in the Registration Statements, the Preliminary Prospectus and the Prospectus, the Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.	The Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and the Warrant Shares, when issued upon such exercise in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following qualifications: We express no opinion as to: (a) waivers of defenses, subrogation and related rights, rights to trial by jury rights to object to venue, or other rights or benefits bestowed by operation of law; (b) releases or waivers of unmatured claims or rights; (c) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (d) grants of powers of attorney or proxies; (e) restrictions upon transfers, pledges or assignments of a party’s rights; (f) provisions purporting to require a prevailing party in a dispute to pay attorneys’ fees and expenses, or other costs, to a non-prevailing party; (g) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; (h) provisions for liquidated damages and penalties, penalty interest and interest on interest; or (i) exclusive jurisdiction or venue provisions.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing by you of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Original Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP